Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:
Judd P. Tirnauer
Senior Vice President & Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS SALES FOR MARCH 2011 AND EXPECTS SECOND QUARTER FISCAL 2011 EARNINGS TO BE NEAR THE TOP END OF ITS PRIOR EARNINGS GUIDANCE RANGE AND TO SIGNIFICANTLY EXCEED LAST YEAR'S RESULTS

Philadelphia, PA, April 7, 2011 -- Destination Maternity Corporation (Nasdaq: DEST), the world's leading maternity apparel retailer, today reported net sales for the month of March 2011, and announced that it expects its second quarter fiscal 2011 earnings to be near the top end of its prior earnings guidance range and to significantly exceed last year's second quarter earnings.

Net sales for the month of March decreased 0.3% to $50.5 million from $50.7 million reported for the month of March 2010. Comparable retail sales data (which consists of comparable store sales and Internet sales) for the months of March 2011 and 2010 is included in the table below.

	March 2011	March 2010
	% increase (decrease)

Comparable retail sales	(3.0)%	(1.3)%
Comparable store sales	(4.0)%	(3.3)%
Internet sales	10.5%	41.1%

The slight decrease in total reported sales for March 2011 compared to March 2010 resulted primarily from: (1) decreased sales from the Company's licensed wholesale relationship, with a shift in shipments from March to April driven by the later timing of Easter this year versus last year; (2) the decrease in comparable store sales, and (3) decreased sales related to the Company's continued efforts to close underperforming stores, with these three effects largely offset by increased sales due to the expansion of the Company's maternity apparel leased department relationship with Macy's®.

Net sales for the second quarter of fiscal 2011 increased 2.1% to $133.8 million from $131.1 million reported for the second quarter of fiscal 2010. Comparable retail sales data for the second quarters of fiscal 2011 and 2010 is included in the table below.

	Second Quarter Ended
	March 2011	March 2010
	% increase (decrease)

Comparable retail sales	0.3%	(4.4)%
Comparable store sales	(0.9)%	(6.5)%
Internet sales	17.7%	37.3%

The increase in total reported sales for the second quarter of fiscal 2011 compared to the second quarter of fiscal 2010 resulted primarily from: (1) increased sales due to the expansion of the Company's maternity apparel leased department relationship with Macy's and (2) increased Internet sales, partially offset by (3) decreased sales related to the Company's continued efforts to close underperforming stores, and (4) decreased sales from the Company's licensed wholesale relationship, with a shift in shipments from March to April driven by the later timing of Easter this year versus last year.

Ed Krell, Chief Executive Officer & President of Destination Maternity, noted, "We are pleased with the continued progress we are making in improving the profitability of our business. We expect our GAAP diluted earnings per share for the second quarter to be near the top end of our prior earnings guidance range of $0.30 to $0.355 per share that we provided in our January 27, 2011 press release (after adjusting to reflect our two-for-one stock split on March 1, 2011) and to be significantly higher than last year's second quarter GAAP diluted earnings of $0.21 per share (after adjusting to reflect the two-for-one stock split).

"Our comparable store sales decrease of 0.9% for the second quarter was near the top end of our guidance range of down 0.5% to down 2.5%, provided in our January 27 press release, and our comparable store sales decrease of 4.0% for the month of March was in line with our expectations, despite being adversely affected by unusually cool weather in several regions of the United States during March, which hurt sales of Spring merchandise. We had planned our March comparable store sales performance to be significantly weaker than February due to: (1) the much tougher sales comparison we faced in March versus February, with March 2010 sales having benefited from seasonably warm weather after February 2010 sales were significantly hurt by severe snowstorms and significantly colder weather compared to the prior year and, to a lesser extent (2) the projected cannibalization impact of our Macy's leased department expansion, which had its first full month of operation in March. Our total sales of $133.8 million for the second quarter was slightly below the low end of our sales guidance range of $134 to $137 million, even though our comparable store sales performance for the quarter was near the top end of our guidance range, due to a slower than planned ramp up of sales from our Macy's expansion, which does not dampen either our enthusiasm or our view of the sales potential for this initiative.

"In February, we completed the significant expansion of our maternity apparel leased department relationship with Macy's, increasing our relationship from 115 Macy's store locations to 631 Macy's store locations throughout the United States, offering a mix of Motherhood Maternity® and A Pea in the Pod® branded merchandise. We have been a proud partner with Macy's for nearly 20 years, and this expansion deepens our position as the leading maternity apparel retailer in the world."

During March 2011, the Company opened its 28th Destination Maternity Superstore, and closed seven stores, including three store closings related to Destination Maternity multi-brand store openings. As of the end of March 2011, the Company operates 672 stores, 1,703 leased department locations and 2,375 total retail locations, compared to 709 stores, 979 leased department locations and 1,688 total retail locations operated at the end of March 2010. The increase in leased department locations at the end of March 2011 versus the end of March 2010 predominantly reflects the opening of 516 leased department locations in January and February 2011 for our Macy's expansion, and an additional 217 Sears and Kmart leased department locations in September and October 2010. For the quarter ended March 31, 2011, the Company opened three stores, including two Destination Maternity nameplate stores, and closed 21 stores, including six store closings related to Destination Maternity nameplate store openings.

Days Adjustment Calendar Shift

Destination Maternity reports sales on a calendar month basis, rather than on a "4-5-4 retail fiscal calendar" where each fiscal week and fiscal month starts on a Sunday and ends on a Saturday.  Thus, for each calendar month, there is typically a "days adjustment calendar shift" which may help or hurt reported calendar month sales, comparable retail sales and comparable store sales due to different days of the week typically contributing more sales than other days of the week. For March 2011, we estimate there was no overall calendar shift impact on sales, with the adverse effect of the later timing of Easter versus last year (April 24, 2011 versus April 4, 2010) offset by the favorable impact of having one more Thursday and one less Monday compared to March 2010. For March 2010, we also estimate there was no overall calendar shift impact on sales, with the favorable effect of the earlier timing of Easter versus 2009 (April 4, 2010 versus April 12, 2009) offset by the unfavorable impact of having one more Wednesday and one less Sunday compared to March 2009.

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Destination Maternity Corporation is the world's largest designer and retailer of maternity apparel. In the United States and Canada, as of March 31, 2011, Destination Maternity operates 2,375 retail locations, including 672 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl's® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has exclusive store franchise and product supply relationships in India and the Middle East.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding net sales, comparable retail sales, comparable store sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, the continuation of the regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company's periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.